Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Carole R. Artman-Hodge
	Tel:	(203) 356-1318
Email: investorrelations@mxenergy.com

MXENERGY ANNOUNCES SUCCESSFUL COMPLETION OF PRIVATE EXCHANGE OFFER AND CONSENT SOLICITATION FOR ITS FLOATING RATE SENIOR NOTES DUE 2011

Stamford, Conn., September 23, 2009 — MxEnergy Holdings Inc. (the “Company” or “MXenergy”) announced today that on September 22, 2009, it successfully completed its previously announced private offer to exchange (the “Exchange Offer”) any and all of the Company’s outstanding Floating Rate Senior Notes due 2011 (CUSIP Nos. 62846X AA3; U62432 AA4;62846X AC9) (the “Notes”) held by eligible holders (each, a “Holder” and collectively, the “Holders”), excluding Notes held by the Company, and its corresponding solicitation of consents from Holders of the Notes (the “Consent Solicitation”) for certain amendments to the indenture under which the Notes were issued (the “Existing Indenture”).

The Holders tendered $158,787,000 aggregate principal amount of Notes (representing 96.1% of previously outstanding Notes, excluding Notes held by the Company) in the Exchange Offer in exchange for (i) an aggregate cash payment of approximately $28.6 million, which payment included the Early Consent Payment and accrued and unpaid interest on the Notes up to, but not including, the closing date, (ii) $67,751,000 aggregate principal amount of the Company’s new 13.25% Senior Subordinated Secured Notes due 2014 (the “New Notes”) and (iii) an aggregate of 33,940,683 shares of Class A common stock of the Company, par value $0.01 per share (the “Class A Common Stock”), representing, in the aggregate, 62.5% of the outstanding shares of common stock of the Company, par value $0.01 per share (the “Common Stock”).

In connection with the Consent Solicitation, the Company and the guarantors of the Notes also entered into the Second Supplemental Indenture to the Existing Indenture with the trustee, which became effective on September 22, 2009.  The Second Supplemental Indenture amends the Existing Indenture governing the Notes.  As a result of the Exchange Offer and Consent Solicitation, $6,413,000 aggregate principal amount of Notes remain outstanding subject to the Existing Indenture as amended to reflect the amendments thereto.

As part of its restructuring, the Company also entered into new combined supply and hedging facilities with Sempra Energy Trading LLC (“Sempra”), which replaced the Company’s existing revolving credit facility with a syndicate of financial institutions and existing hedge facility with Societe Generale.  In connection with the supply and hedging facilities with Sempra, the Company issued 4,002,290 shares of Class B common stock of the Company, par value $0.01 per share, to Sempra, representing, in the aggregate, 7.37% of the outstanding shares of Common Stock, for a purchase price of $0.01 per share.

Also as part of the restructuring, the Company’s outstanding shares of Series A convertible preferred stock were converted, together with its outstanding shares of existing common stock, into 16,362,143 shares of Class C common stock of the Company, par value $0.01 per share (the “Class C Common Stock”), representing, in the aggregate, 30.13% of the outstanding shares of Common Stock.  In addition, the Company repaid and terminated its existing $12 million credit facility with Denham Commodity Partners LP and terminated its existing registration rights agreement and stockholders agreement.

At the closing of the restructuring, the Company adopted a second amended and restated certificate of incorporation and the third amended and restated bylaws.  The Company also entered into a new stockholders agreement and new registration rights agreement with the holders of its Common Stock.  These organizational documents contain customary provisions, including provisions relating to certain approval rights, preemptive rights, restrictions on transfer, rights of first refusal, tag-along rights, drag-along rights and other customary provisions.  In addition, certain holders of the Company’s Class A Common Stock entered into a Class A Voting Agreement and certain holders of the Company’s Class C Common Stock entered into a Class C Voting Agreement in connection with the restructuring plan that govern their respective rights to nominate and elect directors.

This news release is neither an offer to purchase nor a solicitation of an offer to sell securities.  The Exchange Offer and Consent Solicitation was made in reliance upon an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), as well as Regulation S promulgated under the Securities Act.  Accordingly, the New Notes and the Common Stock issued as consideration in the Exchange Offer and Consent Solicitation has not been initially registered under the Securities Act, or under any state securities laws and, unless and until so registered, none of the New Notes or the Common Stock issued in the Exchange Offer may be offered, sold, exercised or converted except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

About MXenergy

MXenergy is one of the fastest growing retail natural gas and electricity suppliers in North America, serving approximately 500,000 customers in 39 utility territories in the United States and Canada. Founded in 1999 to provide natural gas and electricity to consumers in deregulated energy markets, MXenergy helps residential customers and small business owners control their energy bills by providing both fixed and variable rate plans. MXenergy is committed to best practices in environmental conservation and is a member of the Chicago Climate Exchange and an Energy Star Partner. For more information, contact Carole R. Artman-Hodge, Executive Vice President, MXenergy, at (203) 356-1318 or by email at investorrelations@mxenergy.com.

Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements that are subject to material risks and uncertainties.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors.

These risks and uncertainties include, but are not limited to, our ability to successfully consummate our business plan following our restructuring plan; our future performance generally; our business goals, strategy, plans, objectives and intentions; expectations concerning future operations, margins, profitability, attrition, bad debt, interest rates, liquidity and capital resources; and expectations regarding the effectiveness of our hedging practices and the performance of suppliers, pipelines and transmission companies, storage operators, independent system operators, and other counterparties supplying, transporting, and storing physical commodity.  MXenergy does not undertake to update any forward-looking statements in this press release or with respect to matters described herein.

###